Exhibit 99.2

Contacts:	Investors: Tres Thompson, Chief Accounting Officer 832-308-4137 tthompson@cardtronics.com Media: Joel Antonini, Vice President — Marketing 832-308-4131 joel.antonini@cardtronics.com
CARDTRONICS ANNOUNCES SECONDARY OFFERING OF 6 MILLION SHARES OF
EXISTING COMMON STOCK BY SELLING STOCKHOLDERS
(Houston, TX — March 22, 2010) — Cardtronics, Inc. (NASDAQ: CATM), the world’s largest non-bank owner of ATMs, today announced a proposed secondary offering of 6 million shares of already outstanding common stock by the following selling stockholders: CapStreet II, L.P., CapStreet Parallel II, L.P., and investment funds affiliated with TA Associates. The selling stockholders intend to grant the underwriters an option to purchase up to an additional 900,000 shares of common stock to cover over-allotments, if any. Cardtronics will not receive any of the proceeds from the secondary offering of shares of its common stock by the selling stockholders.
Piper Jaffray & Co. and UBS Securities LLC are the joint book-running managers for the offering. William Blair & Company and SunTrust Robinson Humphrey are acting as co-managers.
A copy of the prospectus supplement and base prospectus relating to the offering may be obtained by contacting: Piper Jaffray & Co. Attention: Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, telephone: 1-800-747-3924 or email: prospectus@pjc.com or UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, New York, 10171, (888-827-7275, ext. 3884).
The offering is being made pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission (SEC). A prospectus supplement and accompanying prospectus describing the terms of the offering have been filed with the SEC and are available on its website at http://www.sec.gov.
This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
ABOUT CARDTRONICS
Headquartered in Houston, Texas, Cardtronics is the world’s largest non-bank owner of ATMs. Cardtronics operates over 33,400 ATMs across its portfolio, with ATMs in every major market in the United States (including Puerto Rico), over 2,600 ATMs throughout the United Kingdom, and over 2,600 ATMs throughout Mexico. Major merchant clients include 7-Eleven®, Chevron®, Costco®, CVS®/pharmacy, ExxonMobil®, Rite Aid®, Safeway®, Target®, and Walgreens®. Complementing its ATM operations, Cardtronics works with financial institutions of all sizes to provide their customers with convenient cash access and deposit capabilities through ATM branding, surcharge-free programs, and image deposit services. Approximately 11,100 Cardtronics owned and operated ATMs currently feature bank brands.
Statements about the offering may be forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Cardtronics, and a variety of risks that could cause results to differ materially from those expected by management of Cardtronics. Cardtronics undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.